HEI Exhibit 4.4(j)
September 03, 2019
Fidelity Investments
Attention: WI Implementations
100 Magellan KW1A
Covington, KY 41015
Re: Changes to the Investment Options with respect to the Plans specified below (the "Plans"):

Legal Plan Name	FPRS Plan Number	Plan Type(reference only)
Hawaiian Electric Industries Retirement Savings Plan	56566	Qualified Plan
American Savings Bank 401(k) Plan	75615	Qualified Plan
Dear WI Implementations:
This letter relates to plan investment options available under the Master Trust Agreement for the Plans entered into between Hawaiian Electric Industries, Inc. and American Savings Bank, F.S.B. (collectively and individually, the “Sponsor”) and Fidelity Management Trust Company (“Fidelity”) dated as of September 4, 2012, and amended by a First Amendment effective March 1, 2015, by a Second Amendment effective January 1, 2018, by a Third Amendment effective July 1, 2018, by a Fourth Amendment effective June 26, 2019, and further amended by letters of direction executed by the Sponsor and the Trustee which specifically state that both parties intend and agree that each such letter of direction shall constitute an amendment (the “Agreement”). The parties intend and agree that this letter shall constitute a further amendment to the Agreement to the extent the direction contained herein modifies the investment options available under the Plans.
The Sponsor hereby directs Fidelity to implement the Plan investment option changes described in the attached Direction to Change Investment Options and subject to the terms thereof.
The parties acknowledge that the Named Fiduciary is capable of evaluating investment risks independently. The Sponsor affirms that at all times all decisions concerning the Plans’ investment line-up or investment strategies, including, but not limited to, evaluations of information provided by Fidelity or its affiliates, shall be made by the Named Fiduciary exercising independent judgment.
In lieu of receiving a printed copy of the prospectus for each Fidelity and Non-Fidelity Mutual Fund selected by the Named Fiduciary (for qualified ERISA plans) or the Sponsor (for non-ERISA and non-qualified plans) as a Plan investment option or short-term investment fund, the Named Fiduciary or Sponsor as applicable, hereby consents to receiving such documents electronically. The Named Fiduciary or Sponsor, as applicable, shall access each prospectus as described below after receiving notice from Fidelity that a current version is available online at a website maintained by Fidelity or its affiliate. The Named Fiduciary or Sponsor, as applicable, acknowledges that on the effective date of this letter amendment, prospectuses are available in the Mutual Fund detail in the Plans’ Investment Performance and Research section on Fidelity NetBenefits, and Fidelity Fund prospectuses are available at http://fidelity.com/workplacedocuments. Fidelity may from time to time notify the Named Fiduciary or Sponsor, as applicable, that prospectuses are available at alternative website locations. The Named Fiduciary or Sponsor represents that by the effective date, it has accessed each such prospectus in the manner described above. In the event a prospectus for a Plan investment option cannot be accessed, the Named Fiduciary or Sponsor, as applicable, will contact Fidelity to receive the prospectus.
Timeframes:
Fidelity will implement the fund change(s) directed by the Sponsor on the dates specified in the attached Direction to Change Investment Options and deliver communications in a timely manner as described herein, provided Fidelity is in receipt of this signed letter by September 12, 2019. The fund change(s) described herein will not be implemented and communications not delivered unless this signed letter is received by Fidelity by September 12, 2019.

Fidelity Confidential Project Number W257599-08AUG19

This letter (including any attachments hereto, each of which is incorporated herein by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof. There are no representations, understandings or agreements relating to the directions given in this letter that are not fully expressed herein. The Sponsor recognizes the importance of changes to the Plans’ investment choices and the significant risks, (financial and otherwise) associated with any incorrect actions in this regard and therefore, confirms that it has read this letter fully and understands and confirms the accuracy of the directions being provided herein.
By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the Agreement, each party may rely without duty of inquiry on the foregoing representation.
Hawaiian Electric Industries, Inc. and American Savings Bank, F.S.B.
By: Hawaiian Electric Industries, Inc. Pension Investment Committee
By: _/s/ Kurt Murao________________________ By: _/s/ Greg C. Hazleton___________________
(Signature of Authorized Individual) (Signature of Authorized Individual)

Name: _Kurt Murao_________________________ Name: _Gregory Hazelton__________________
(Printed Name) (Printed Name)
Title: _Secretary____________________________ Title: _EVP and Chief Financial Officer________
Date: _9/3/2019____________________________ Date: _9/12/2019_________________________
A copy of this letter will be returned to Sponsor after it has been countersigned by Fidelity.
Agreed to and accepted by:
Fidelity Management Trust Company
By: _/s/ Jonathan Gallagher__________________
(Signature of Fidelity Authorized Individual)
Name: _Jonathan Gallagher__________________
(Printed Name)
Title: _Director - Implementations______________
Date: _10/10/2019__________________________

Fidelity Confidential Project Number W257599-08AUG19

Direction to Change Investment Options
Fund Additions
The Plans specified below will be adding the fund(s) listed below after 4:00 PM ET on the day before the live date indicated below:

Plan #	Live Date	Ticker	Legal Fund Name	FPRS Code	VRS Code	Redemption/Short-Term Trading Fees
56566	11/1/2019	VTSNX	Vanguard Total International Stock Index Fund Institutional Shares	OERM	877800	N/A
75615	11/1/2019	VTSNX	Vanguard Total International Stock Index Fund Institutional Shares	OERM	877800	N/A

Restrictions:

•
Except to the extent specifically indicated otherwise herein with respect to a fund or funds, all of the new investment options will be opened for all money-in and money-out transactions, and will not be restricted from any transaction.

Performance:

•	Fund Performance will be made available on NetBenefits and in participant statements. Fund Performance is also available through a Customer Service Representative.

•
Fidelity displays certain investment performance-related and holdings-based data for investment products on NetBenefits that may be based on data received from various third-party sources including but not limited to Morningstar, LLC, investment managers, trustees or plan sponsors. Depending on such source and type of underlying data and the particular investment product, information may not be available or updated on NetBenefits for several days after receipt; for custom investment options where past performance is not available, at least thirty days may be required for performance history to be generated and calculated.

•	The following Standard Performance will be made available, where applicable:

•	1, 3, 5, 10 Year Average Annual

•	Life of Fund Average Annual

•	3 Month Cumulative

•	Year-To-Date Cumulative

•	52 Week High

•	52 Week Low

Distribution and Fee Redemption Methodology:

•	The new funds will be added to the redemption methods for all withdrawals, loans and/or fee processing, as currently provided in your Agreement:

•	For redemption methods and/or fee processing using hierarchal method, the new funds will be added in the last position; and/or,

•	For redemption methods and/or fee processing using a pro-rata method, the new funds will be added to the list.

Fidelity Confidential Project Number W257599-08AUG19

Fund Closures
As indicated in the chart below, the Plans specified will be (i) freezing the funds indicated below and redirecting contributions effective as of the market close (generally 4:00 PM ET) on the live date listed below, and/or (ii) reallocating the balances in frozen funds in the Plans (whether frozen pursuant to this or a previous direction) effective as of the market close (generally 4:00 PM ET) on the date specified below.

Plan #	Request Type- Redirection/ Reallocation/ Both	Re-Direct Trade Date	Re- Allocate Trade Date	Fidelity (FROM) FPRS Code & Ticker	From Legal Name	ð	To Legal Name	Fidelity (TO) FPRS Code & Ticker	Redemption/ Short-Term Trading Fees on From Fund
56566	Both	11/1/2019	11/1/2019	OS4X VTIAX	Vanguard Total International Stock Index Fund Admiral Shares	ð	Vanguard Total International Stock Index Fund Institutional Shares	OERM VTSNX	N/A
75615	Both	11/1/2019	11/1/2019	OS4X VTIAX	Vanguard Total International Stock Index Fund Admiral Shares	ð	Vanguard Total International Stock Index Fund Institutional Shares	OERM VTSNX	N/A

Transactional Details:

•
Except to the extent specifically indicated otherwise herein with respect to a fund or funds, all of the "From Fund" investment options will be closed for all money-in and money-out transactions, and will be restricted from all transactions.

•	All assets will be liquidated and processed as a cash transaction.
Real Time Traded Stock Restrictions:
The Hawaiian Electric Industries Retirement Savings Plan and American Savings Bank 401(k) Plan offers Real Time Traded Stock. Exchanges out of HEI Common Stock (RT3L) and HEI Common Stock (RT3N) into funds listed in the "From Fund" column above will be restricted after 4:00 PM ET on October 30, 2019. The restriction will be lifted and exchanges will be permitted into the funds listed in the “To Fund” column above on November 2, 2019.
Communications Strategy
The fund change notification for all Plan participants and beneficiaries with a balance and all eligible employees has and/or will be drafted by Fidelity, reviewed and approved by the Sponsor with a representative of Fidelity in advance to review the accuracy of the notification in order to meet the confirmed delivery date. The Sponsor has confirmed for Fidelity that no status code should be omitted from the fund change notifications.
Fidelity will distribute the fund change notification electronically, via email and NetBenefits, with print distribution to all beneficiaries and participants who do not have a valid email address on file. Communications will be sent out at least 30 days prior to the earliest effective date unless otherwise directed by the Sponsor.
The Sponsor has worked with Fidelity to confirm that the Plan investment option changes described herein shall not result in a “blackout period” as defined in Section 101(i)(7) of ERISA.

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Fidelity Confidential Project Number W257599-08AUG19